Exhibit 99.1

Spansion Reports Fourth Quarter and Fiscal Year 2006 Results

SUNNYVALE, CA – January 29, 2007 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced fourth quarter and fiscal year 2006 results. For the quarter ended December 31, 2006, the company reported net sales of $687 million, an increase of 16 percent over net sales of $592 million for the fourth quarter of 2005 and the fifth straight quarter of year-over-year quarterly revenue growth.

MirrorBit® sales reached $435 million, or 63% of net sales, in the fourth quarter of 2006 compared to $180 million, or 30% of net sales, in the fourth quarter of 2005. Gross margin rose to 19 percent compared to 16 percent in the year ago period and the company significantly reduced its net loss for the fourth quarter of 2006 to $25 million, or $0.19 per share, compared with a net loss of $48 million, or $0.63 per share, in the fourth quarter of 2005.

In the fourth quarter of 2006, net sales and gross margin were lower than expected primarily due to reduced demand for mid-range wireless handsets that incorporate custom high density Spansion® NOR-based Flash memory. The reduced demand for these higher density MirrorBit NOR products resulted in an overall lower margin product mix in the wireless segment. However, the company has demand for these custom products in the first quarter of 2007.

During the fourth quarter, Spansion successfully ramped its 90nm MirrorBit ORNAND solutions for the high-end multimedia wireless segment, including shipments of over $60 million to wireless OEMs in Japan where the most advanced high-end wireless handsets in the world are designed and produced. With the acceptance of 90nm MirrorBit ORNAND, the sampling of 65nm MirrorBit ORNAND, and its deployment into new regions such as Korea, Spansion is now well positioned to serve the high-end, higher margin wireless segment.

“2006 was a pivotal year in properly structuring Spansion for future growth,” said Bertrand Cambou, president and CEO, Spansion Inc. “We gained considerable market share, completed a number of strategic transactions and significantly improved the company’s financials, including strong cash management. The momentum from 2006 positions us well for strong performance in 2007.”

For the fiscal year ended December 31, 2006, the company increased net sales by 29% to $2.58 billion, compared with net sales of $2.0 billion for the prior fiscal year, driven by MirrorBit sales which rose to $1.3 billion in 2006 compared to $462 million in 2005. As a result of the strong revenue growth, the company estimates that its NOR segment market share increased to approximately 30 percent in 2006, up approximately 4 percentage points from 2005.

Operating loss for fiscal year 2006 was $91 million, a reduction of $194 million or a 68 percent improvement, when compared to an operating loss of $285 million in fiscal year 2005. Net loss for the 2006 fiscal year also declined significantly to $148 million, or

$1.15 per share, compared with a net loss of $304 million, or $4.15 per share, for the year ended December 26, 2005. Results for the fiscal year 2006 include $17 million in pre-tax stock-based compensation charges that are not included in fiscal 2005 results.

During 2006 Spansion delivered on its strategy to structure the company for future growth with a successful convertible bond offering and continued focus on capital efficiency. In addition, the company received its first wafers from its foundry relationship with TSMC and entered into an agreement to sell its older JV1 and JV2 manufacturing facilities in Aizu-Wakamatsu, Japan, in order to accelerate its leading edge technology development. With the necessary financing now in place and strong forecasted demand, Spansion plans to be the first major NOR Flash memory company to be in volume production on 300mm wafers, with 65nm production planned in late 2007 and 45nm production scheduled for mid-2008.

Current Outlook

Spansion’s outlook for the first quarter of 2007 and fiscal year of 2007 is based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

•	Spansion expects revenue and financial performance in the first quarter of 2007 to be flat sequentially with an opportunity to be slightly up by leveraging a richer mix of higher margin products.

•	For the fiscal year 2007, the company expects net sales growth of 10 percent to 15 percent over fiscal year 2006, higher than what the company believes the NOR industry will grow in 2007.

•	Capital expenditures for 2007 are forecasted to be approximately $1.0 billion as the company plans to accelerate the ramp of its new 300mm, 45nm SP1 fabrication facility in Japan.

Investor Conference Call

Spansion will host a conference call today, January 29, 2007, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available for seven days following the call by dialing (888) 203-1112 using the passcode 4341667 and will also be accessible on the company’s investor relations web site at www.spansion.com.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding demand for certain custom products in the first quarter of 2007, positioning for strong performance in 2007 and future growth, plans for volume production at 300mm at 65nm in late 2007 and 45nm in mid-2008, expectation that revenue and financial performance in the first quarter of 2007 to be flat with an opportunity to be slightly up, expectation of net sales growth of 10 percent to 15 percent in fiscal year 2007, and plans for capital expenditures for 2007 to be approximately $1.0 billion. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; that customer acceptance of MirrorBit technology will not continue to increase; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND-based Flash memory products for their applications; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that there will be a lack of customer acceptance of MirrorBit ORNAND- or MirrorBit Quad-based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company may not achieve facilities and capacity implementation schedules; that the company will not be able to reduce expenses; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that the company will not be able to meet customer demand during cyclical industry or economic downturns; that our reliance on third-party manufacturers may harm us; that industry overcapacity may affect our prices and our manufacturing capacity; that average selling prices may decline; and that the company’s operations in foreign countries may be subject to economic and geopolitical risks. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006 and the company’s Registration Statement on Form S-1/A dated November 3, 2006. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is the world’s largest pure-play provider of Flash memory solutions, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of Advanced Micro Devices, Inc. and Fujitsu Limited, is the largest company in the world dedicated exclusively to developing, designing, and manufacturing Flash memory products and systems. For more information, visit www.spansion.com.

Spansion®, the Spansion logo®, MirrorBit®, ORNAND™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC. Spansion, the Spansion Logo and MirrorBit are registered in the US and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.616.1170

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Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended			Year Ended
	Dec. 31, 2006	Oct. 01, 2006	Dec. 25, 2005	Dec. 31, 2006	Dec. 25, 2005*
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$687,274	$674,718	$591,596	$2,579,274	$2,002,805
Cost of sales	557,793	532,563	497,459	2,066,642	1,809,929

Gross profit	129,481	142,155	94,137	512,632	192,876
Other expenses:
Research and development	81,123	90,259	75,749	347,740	295,849
Marketing, general and administrative	64,058	61,866	55,127	255,648	181,910

Operating loss	(15,700)	(9,970)	(36,739)	(90,756)	(284,883)
Interest and other income (expense), net	7,940	3,888	677	28,992	3,173
Interest expense	(20,698)	(13,020)	(11,458)	(88,214)	(45,032)

Loss before income taxes	(28,458)	(19,102)	(47,520)	(149,978)	(326,742)
Provision (benefit) for income taxes	(3,445)	3,013	8	(2,215)	(22,626)

Net loss	$(25,013)	$(22,115)	$(47,528)	$(147,763)	$(304,116)

Net loss per common share

Basic:
Income (loss) before extraordinary item
Basic and diluted	$(0.19)	$(0.17)	$(0.63)	$(1.15)	$(4.15)

Shares used in per share calculation
- Basic and diluted	130,489	128,800	75,604	128,965	73,311

*	Derived from the December 25, 2005 audited financial statements of Spansion Inc.

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 31, 2006	Oct. 1, 2006	Dec. 25, 2005*
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$885,769	$378,187	$725,816
Accounts receivable, net	395,903	413,427	418,642
Inventories	455,840	466,885	460,143
Deferred income taxes	1,395	2,466	34,452
Prepaid expenses and other current assets	36,163	44,308	33,789

Total current assets	1,775,070	1,305,273	1,672,842
Property, plant and equipment, net	1,735,694	1,630,073	1,587,763
Deferred income taxes	13,556	9,479	7,128
Other assets	25,397	31,883	34,232

Total Assets	$3,549,717	$2,976,708	$3,301,965

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable to banks under revolving loans	$—	$—	$43,020
Accounts payable and accrued liabilities	493,242	450,834	460,892
Accrued compensation and benefits	51,598	49,363	51,534
Income taxes payable	4,333	1,683	13,058
Deferred income on shipments to distributors	32,496	35,759	31,901
Current portion of long-term debt and capital lease obligations	108,374	89,888	190,535

Total current liabilities	690,043	627,527	790,940
Deferred income taxes	188	1,265	29,498
Long-term debt and capital lease obligations	1,009,673	514,641	526,058
Other long-term liabilities	4,053	22,900	33,492
Stockholders’ equity	1,845,760	1,810,375	1,921,977

Total liabilities and stockholders’ equity	$3,549,717	$2,976,708	$3,301,965

*	Derived from the December 25, 2005 audited financial statements of Spansion Inc.